Exhibit 99.1

Paramount Announces Sale of 25% Interest in One Front Street

NEW YORK – May 7, 2025 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) announced today that it has sold a 25% interest in One Front Street, a 649,000 square foot Class A office building located on the corner of Front and Market Streets in San Francisco, at a gross asset valuation of $255 million. Paramount will continue to own the remaining 75% interest and manage and lease the property. As part of the transaction, Paramount has provided $40.5 million of seller financing for a two-year term at a fixed rate of 5.50%. The Company retained net proceeds of $11.5 million from the sale, after transaction and other costs.

“We are excited to announce the sale of this minority interest in One Front Street. With the new mayor’s efforts to revitalize San Francisco, we are confident his initiatives, including a renewed focus on urban renewal, will foster an attractive environment for business.” said Albert Behler, Chairman, Chief Executive Officer & President of Paramount. “Considering our confidence over the long-term in the San Francisco market, this transaction provides access to partner capital to reposition the asset ahead of the upcoming lease-up phase.”

Designed by Skidmore, Owings & Merrill, One Front Street is a thirty-eight-story, Class A office building located on the corner of Front and Market Streets in San Francisco. The building offers exceptional view corridors to both the Golden Gate and Bay Bridges. One Front Street has easy access to an abundance of public transit options including BART, MUNI, cable car, ferry, and bus services as well as the new Transbay Transit Center and is within blocks of numerous upscale restaurants, hotels, and shopping destinations.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Chief Operating Officer, Chief Financial Officer & Treasurer 212-237-3122 ir@pgre.com	Tom Hennessy Vice President, Business Development & Investor Relations 212-237-3138 ir@pgre.com

Media:212-492-2285

pr@pgre.com